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                                                                    EXHIBIT 10.5

                          Amendment No. 1999-1 to the
                    Sunoco, Inc. Deferred Compensation Plan
                           Effective January 1, 1999


     RESOLVED, That, effective as of January 1, 1999, the Sunoco, Inc. Deferred Compensation Plan (the "Plan") be, and hereby is, amended by deleting the current Section 1.12 of the Plan in its entirety and replacing it with the following text:

     1.12 Interest Equivalent shall mean entry in a Participant's Deferred Bonus Account of an interest credit with respect to a Cash Unit, compounded on the basis of the balance in the Participant's Deferred Compensation Account, applying the interest factor approved by the Committee each year for such purpose; and